EXHIBIT INDEX

(a)(3)    Articles of Amendment, dated Nov. 14, 2002.

(h)(7) Transfer Agency Agreement, dated May 1, 2003 between Registrant and American Express Client Service Corporation.

(m)(1) Plan and Agreement of Distribution between Registrant and American Express Financial Advisors Inc., dated January 1, 2003.

(n)       Plan under Section 18f-3, dated January 1, 2003.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 8, 2003.